                                                                    EXHIBIT 99.1
NEWS RELEASE
                                                     [CERIDIAN CORPORATION LOGO]
                                                              Craig Manson
                                                              Investor Relations
                                                              952/853-6022


                  CERIDIAN POSTS STRONG FOURTH QUARTER RESULTS

                        COMPANY ISSUES GUIDANCE FOR 2003

FOURTH QUARTER 2002 HIGHLIGHTS:

         - Human Resource Solutions revenue of $229.9 million meets expectations - new installations, cross selling and improved customer retention drive growth
         - Comdata revenue of $84.6 million exceeds expectations on rebound in fueling transactions and strong performance in Stored Value Systems
         - EPS was $.19 including charges related to non-cash write-downs and facility consolidations
         -        EPS of $.26 excluding charges exceeds consensus estimates

GUIDANCE:

         - Human Resource Solutions revenue growth accelerates in 2003 to $935 million to $960 million
         - Comdata expects revenue growth to $325 million to $335 million in 2003, as new services gain traction
         -        2003 EPS expected to increase to between $.83 and $.90
         - Human Resource Solutions order growth targeted in the high teens for 2003, customer retention expected to improve to 88.5 percent

MINNEAPOLIS, JANUARY 23, 2003 -- Ceridian Corporation (NYSE: CEN) today reported fourth quarter and full year 2002 earnings.

"The fourth quarter 2002 operating results were solid," said Ronald L. Turner, chairman, president and chief executive officer of Ceridian. "Revenue growth in the Human Resource Solutions (HRS) business again accelerated during the quarter. This performance is especially encouraging because the economic environment remained challenging throughout last year. Lower interest rates and employment levels will continue to have a modest negative impact on the results in our HRS business during 2003, but the impact of these economic factors on our results is easing.

"Total HRS orders were up 15 percent in 2002 over 2001, despite the fourth quarter cancellation of a large total outsourcing order booked earlier in the year. Excluding the cancelled order, fourth quarter order levels were at an all-time high. The sales pipeline is healthy, and we are confident that we can deliver on our plan for percentage order growth in the high teens this year. Healthy order growth, along with a customer retention rate that exceeded 88 percent for 2002, indicates that our HRS business continues on its turnaround path.






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"Comdata's performance during the quarter was excellent, despite the tough external environment. Revenue during the quarter came in at the top of our expected range, as transaction volumes increased in the transportation business, and gift cards sales rebounded in the Stored Value Systems unit. Margins were strong, as expected, due to seasonality and ongoing productivity improvements. The outlook for Comdata in 2003 is promising. Customer retention in Comdata's core business is extremely high, and new customer signings in Comdata's emerging markets have been strong. Comdata's superior customer service and innovative products were cited by FedEx in naming Comdata a supplier of the year for 2002.

"Company-wide we have implemented aggressive steps to reduce and control expenses where appropriate, yet continue to invest in our business to increase our competitiveness.

"During the fourth quarter, we also booked a charge of $15.2 million. About two-thirds of this charge is non-cash, primarily for required write-downs of marketable securities. The cash portion of the charge is primarily related to facility consolidations in both businesses."

Fourth quarter 2002 net earnings were $28.8 million, or $.19 per diluted share of common stock, on revenue of $314.5 million. Comparable results for the fourth quarter 2001 were earnings of $22.8 million, or $.15 per diluted share, on revenue of $303.6 million.

For the full year 2002, net earnings were $93.7 million, or $.62 per diluted share of common stock, compared to net earnings of $54.7 million, or $.37 per diluted share of common stock for 2001. Net earnings for 2001 include the results of Arbitron as a discontinued operation. Earnings from continuing operations for 2001 were $49.5 million, or $.33 per diluted share, on revenue of $1,189.8 million.

Fourth quarter 2002 net earnings, excluding non-recurring items, were $38.5 million, or $.26 per diluted share of common stock. Comparable results for the fourth quarter 2001, excluding non-recurring items and adjusted for goodwill accounting rules, were $30.3 million, or $.20 per diluted share of common stock.

For the full year 2002, net earnings excluding non-recurring items, were $115.9 million, or $.77 per diluted share of common stock. Comparable results for 2001, excluding non-recurring items and adjusted for changes in goodwill accounting rules, were $111.0 million, or $.75 per diluted share of common stock.

Supplementary information reflecting non-recurring items and adjustments for changes in goodwill accounting rules for the quarterly periods of 2002 and 2001 is available on Ceridian Corporation's website at www.ceridian.com.


GUIDANCE FOR 2003

Earnings per share for 2003 is expected to be between $.83 and $.90 per share. As previously communicated, earnings for 2003 will be impacted by incremental expenses of approximately $15 million related to the Company's pension plan. In addition, declines in interest rates and employment levels that occurred throughout 2002 will continue to dampen revenue and earnings growth in 2003, mostly in the first half of the year.

First quarter EPS is expected to be between $.17 and $.19 per share.


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Total 2003 revenue is expected to be between $1,260 million and $1,295 million.
HRS revenue for 2003 is expected to be between $935 million and $960 million. Comdata revenue for 2003 is expected to be between $325 million and $335 million.

First quarter revenue is expected to be between $309 million and $318 million. HRS revenue in the first quarter is expected to be between $234 million and $240 million. Comdata revenue in the first quarter is expected to be between $75 million and $78 million.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian's filings with the Securities and Exchange Commission, including those factors which are discussed in Exhibit 99.01 to Ceridian's Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 2002, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.


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                                                                      Schedule A

CONSOLIDATED STATEMENTS OF OPERATIONS                       Ceridian Corporation
(Dollars in millions, except per share data)                    and Subsidiaries
(Unaudited)

                                 For Periods Ended December 31,
                                Current Quarter      Year to Date
                                2002      2001      2002      2001

Revenue                      $  314.5  $  303.6  $1,192.7  $1,189.8
Costs and Expenses
  Cost of revenue               150.1     146.7     574.5     581.1
  Selling, general and
    administrative               90.9     102.2     375.3     404.6
  Research and development       14.5      13.9      59.3      59.0
  Other expense (income)         14.9         -      34.3      48.2
     Total costs and expenses   270.4     262.8   1,043.4   1,092.9

Earnings before
  interest and taxes             44.1      40.8     149.3      96.9

  Interest income                 0.6       0.5       2.1       6.5
  Interest expense               (1.3)     (2.5)     (6.6)    (19.0)

Earnings before
  income taxes                   43.4      38.8     144.8      84.4

  Income tax provision           14.6      16.0      51.1      34.9

Earnings from continuing
  Operations                     28.8      22.8      93.7      49.5

  Discontinued operations           -         -         -       5.2

Net earnings                 $   28.8  $   22.8  $   93.7   $  54.7


Basic earnings per share
  Continuing operations      $   0.19  $   0.16  $   0.63   $  0.34
  Net earnings               $   0.19  $   0.16  $   0.63   $  0.37

Diluted earnings per share
  Continuing operations      $   0.19  $   0.15  $   0.62   $  0.33
  Net earnings               $   0.19  $   0.15  $   0.62   $  0.37


Shares used in calculations
(in thousands)
  Weighted average
    shares (basic)            148,467   146,376   148,029   146,069
  Dilutive securities             401     2,903     2,533     2,527
  Weighted average
    shares (diluted)          148,868   149,279   150,562   148,596


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                                                                      Schedule B

CONDENSED CONSOLIDATED BALANCE SHEETS                       Ceridian Corporation
(Unaudited)                                                     and Subsidiaries
(Dollars in millions)


                                      December 31,   December 31,
                                          2002            2001
Cash and equivalents                   $   167.7      $   138.7
Trade receivables                          393.1          376.4
Other receivables                           27.6           21.8
Other assets                             1,489.5        1,373.7
Total assets before payroll
  and tax filing funds                   2,077.9        1,910.6
Payroll and tax filing funds             2,380.5        2,126.4
     Total assets                      $ 4,458.4      $ 4,037.0

Debt                                   $   193.5      $   237.9
Drafts and customer funds payable          181.2          160.1
Other liabilities                          576.4          451.5
Total liabilities before payroll and
  tax filing obligations                   951.1          849.5
Payroll and tax filing obligations       2,380.5        2,126.4
     Total liabilities                   3,331.6        2,975.9
Stockholders' equity                     1,126.8        1,061.1
     Total liabilities and
      stockholders' equity             $ 4,458.4      $ 4,037.0









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                                                                      Schedule C


                      Ceridian Corporation and Subsidiaries
                               Revenue Comparisons
                                      ($M)

                            Fourth Quarter       Twelve Months YTD
                            2002      2001        2002       2001

HRS                       $  229.9  $  219.8    $  878.1   $  873.8
Comdata                       84.6      83.8       314.6      316.0

Total                     $  314.5  $  303.6    $1,192.7   $1,189.8




                      Ceridian Corporation and Subsidiaries
                  Earnings Before Interest and Tax Comparisons
                                      ($M)

                            Fourth Quarter       Twelve Months YTD
                            2002      2001        2002       2001
HRS                       $   13.6  $   12.3    $   50.6   $   48.7
Comdata                       30.5      28.4        94.6       33.9
Other                            -       0.1         4.1       14.3

Total                     $   44.1  $   40.8    $  149.3   $   96.9

Goodwill amortization
included above:
  HRS                     $      -  $    6.5    $      -   $   26.2
  Comdata                 $      -  $    2.2    $      -   $    8.9




                      Ceridian Corporation and Subsidiaries
                  Earnings Before Interest and Tax Comparisons
                Excluding Unusual Items and Goodwill Amortization
                                      ($M)

                            Fourth Quarter       Twelve Months YTD
                            2002      2001        2002       2001

HRS                       $   27.3  $   18.8    $   76.7   $   78.5
Comdata                       32.0      30.6       107.4      101.8
Other                            -       0.1           -          -

Total                     $   59.3  $   49.5    $  184.1   $  180.3



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